UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 10, 2015

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 10, 2015, DexCom, Inc. (“DexCom”), entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with Google Life Sciences LLC, (“GLS”). Pursuant to the Collaboration Agreement, DexCom and GLS have agreed to jointly develop a series of next-generation continuous glucose monitoring products. Under the terms of the Collaboration Agreement, DexCom will pay GLS an upfront fee of $35,000,000 in shares of common stock of DexCom (“DexCom Common Stock”), equal to approximately 404,591 shares, which number of shares was calculated based on the volume weighted average trading price during a period of twenty (20) consecutive trading days ending prior to the date of the Collaboration Agreement. In addition, DexCom will pay GLS, up to $65,000,000 in additional milestones upon achievement of various development and regulatory objectives, which payments may be paid in cash or shares of DexCom Common Stock at the sole election of DexCom, calculated based on the volume weighted average trading price during a period of twenty (20) consecutive trading days ending on the trading day prior to the date on which the applicable objective has been achieved.

Unless DexCom attains product sales subject to the Collaboration Agreement in excess of $750 million, there will be no royalty paid by DexCom to GLS. Above this range, and upon marketing approval of the initial product contemplated by the Collaboration Agreement, or upon commercialization of any other DexCom product that incorporates GLS intellectual property, DexCom will pay to GLS a royalty percentage starting in the high single digits and declining to the mid-single digits based on DexCom’s aggregate product sales.

The Collaboration Agreement provides DexCom with an exclusive license to use certain intellectual property of GLS related to the development, manufacture and commercialization of the products contemplated under the Collaboration Agreement.

The Collaboration Agreement provides for the establishment of a joint steering committee, joint development committee and joint commercialization committee to oversee and coordinate the parties’ activities under the Collaboration Agreement. DexCom and GLS have agreed to make committee decisions by consensus.

The Collaboration Agreement shall be terminable by either party (a) upon uncured material breach of the Collaboration Agreement by the other party, (b) if the second product contemplated by the Collaboration Agreement has not been submitted to the FDA for approval by a specified date and (c) if the annual net sales for the products developed with GLS under the Collaboration Agreement are less than a specified aggregate dollar amount. Additionally, DexCom has the right to terminate the Collaboration Agreement upon the expiration of the last to expire patent that covers a product developed under the Collaboration Agreement.

Either party may assign the Collaboration Agreement, without the written consent of the other party, to an affiliate or to an entity that acquires all or substantially all of the business or assets of such party (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of the Collaboration Agreement.

ITEM 8.01.	OTHER EVENTS

On August 11, 2015, DexCom issued a press release announcing the execution of the Collaboration Agreement. The press release is attached to this report as Exhibit 99.01.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Exhibit Title

99.01	Press release dated August 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ John D. Lister
John D. Lister
Senior Vice President and General Counsel

Date: August 11, 2015

Exhibit Index

Exhibit No.	Exhibit Title

99.01	Press release dated August 11, 2015.